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                             COMPENSATION AGREEMENT


         This Compensation Agreement (the "Agreement") is entered into as of December 31, 1997 (the "Effective Date") by and between Western Investment Real Estate Trust (the "Trust") and O.A. Talmage (the "Recipient") with reference to the following:

         A. The Trust has currently in effect a Trustee Emeritus Program and a Death and Disability Program (together, the "Programs") in which the Recipient has participated or may be eligible to participate.

         B. In exchange for the Recipient's withdrawal from and renouncing of eligibility for such Programs, the Trust agrees to enter into this Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1.1 WITHDRAWAL FROM THE PROGRAMS. The parties acknowledge that, as of the Effective Date, the Recipient has elected to participate in the Programs or may become entitled to participate in the Programs in the future. The Recipient hereby (a) agrees to be excluded from eligibility in either Program, (b) terminates any current participation in either Program, and (c) quitclaims and releases any and all of his present or future rights, title and interest in and to the benefits under either Program. In exchange for such promises, the Trust shall provide the Recipient with the benefits set forth in this Agreement.

         1.2 COMPENSATION. The Trust shall pay the Recipient a monthly stipend equal to five thousand dollars ($5,000) commencing on January 1, 1998 and continuing until the Recipient dies or an accelerated payment is made pursuant to Section 1.4.

         1.3 BENEFITS UPON THE DEATH OF THE RECIPIENT. Upon the death of the Recipient, the Trust shall pay a monthly benefit equal to five thousand dollars ($5,000) to the spouse of the Recipient as of the Effective Date ("eligible spouse"). If the Recipient dies without leaving an eligible spouse, no death benefit payments will be due from the Trust to anyone under this Agreement. Death benefits shall be paid beginning the first day of the month following the death of the Recipient and continuing until the death of his eligible spouse or an accelerated payment is made pursuant to Section 1.4.

         1.4 ACCELERATED PAYMENTS. (a) If the net assets of the Trust (as reported in its financial statements prepared in accordance with generally accepted accounting principles) fall below fifteen million dollars ($15,000,000) (a "Net Asset Value Event"), the Trust shall pay the Recipient or his eligible spouse, as the case may be, an amount equal to the sum of the Present Value Amount and the Tax Coverage Amount. Accelerated payments under this Section 1.4 shall be made within sixty (60) days after the occurrence of a Net Asset Value Event. For purposes of this agreement: present value shall be determined based on a discount rate of seven percent (7%) per annum over the Life Expectancy Period; "Life Expectancy Period" shall mean the greater of the life expectancy of such Recipient or his eligible spouse, as of the date upon which the Net Asset Value Event occurs, determined according to the 1983 Group Annuity Mortality Table (as published in IRS Revenue Ruling 95-6); "Present Value Amount" shall mean an amount equal to the present value of the total amount the Recipient or his eligible spouse, as applicable, would have received under the provisions of Sections 1.2 or 1.3 if the Net Asset Value Event had not occurred; "Tax Factor" shall mean one less forty-five percent (45%); and "Tax Coverage


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Amount" shall mean an amount equal (i) to the quotient of the Present Value
Amount made pursuant to this Section 1.4 divided by the Tax Factor, less (ii) the Present Value Amount. An application of the formula to determine an accelerated payment under this Section 1.4(a) is as follows:

         The Tax Factor equals 55% (1 minus 45%). If the Present Value Amount were $600,000, the Present Value Amount and the Tax Factor would yield a "Tax Coverage Amount" of $490,909, calculated as follows:

                  First, the Present Value Amount ($600,000) divided by the Tax Factor (55%) equals $1,090,909. Second, $1,090,909 minus the
                  Present Value Amount ($600,000) equals a Tax Coverage Amount of $490,909. Thus, the total payment to the Recipient in this example is the Present Value Amount ($600,000) plus the Tax Coverage Amount ($490,909) for a total payment to the Recipient of $1,090,909.

         (b) The Trust represents and warrants for the benefit of Recipient, his eligible spouse and their respective successors and assigns, that any accelerated payment made under this Section 1.4 will not constitute an "excess parachute payment" for purposes of Internal Revenue Code Sections 280G and 4999. This representation shall survive and continue beyond the Effective Date of this Agreement. Any breach of this representation shall constitute a breach of this Agreement by the Trust and shall entitle the Recipient, his eligible spouse or their respective successors and assigns to receive from the Trust, or its successors or assigns, all damages that result from such breach.

         1.5 NO ASSIGNMENT. Payments under this Agreement shall be paid only to or for the benefit of the persons entitled thereto. No person shall have any right whatsoever to anticipate, assign or in any manner encumber or hypothecate any benefit under this Agreement, or subject the same to any creditor's claim or legal process, prior to actual payment to the payee otherwise entitled to such payment.

         1.6 BINDING EFFECT. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties as set forth herein, but are not intended, nor shall this Agreement be construed, to confer any enforceable rights on any person not a party hereto.

         1.7 ENTIRE AGREEMENT. This instrument contains the entire agreement between the parties with respect to the subject matter hereof, supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties with respect to the subject matter hereof, including the Programs, and may be modified only by a written instrument executed by all parties hereto.

         1.8 ATTORNEYS FEES. In any litigation between the parties to this Agreement, arising under or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses of litigation incurred.

         1.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         1.10 GOVERNING LAW. The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

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         1.11 HEADINGS. The headings of the paragraphs herein are included for purposes of convenience only, and shall not affect the construction or interpretation of this Agreement in any manner.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

WESTERN INVESTMENT REAL ESTATE TRUST                 RECIPIENT



By:
   ----------------------------                     ---------------------------
Title:                                              Name: O. A. Talmage
      --------------------------
                                                    ELIGIBLE SPOUSE

By:
   ----------------------------                     ---------------------------
Title:                                              Name:
      --------------------------                         ----------------------



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